Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 2, 2009, relating to the consolidated financial statements and financial statement schedules of South Jersey Industries, Inc. and subsidiaries (the “Company”), (which reports express an unqualified opinion on the consolidated financial statements and financial statement schedules and include an explanatory paragraph as to changes in accounting principles related to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, and FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87,88, 106, and 132(R)), and the effectiveness of the Company’s, internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

May 20, 2009